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                                                                    EXHIBIT 23.8


                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in this registration statement of USA Waste Services, Inc. on Form S-3 (Amendment #1) of our report dated March 11, 1996, on our audit of the combined balance sheet of the Arnoni Group of Companies (consisting of The Arnoni Group, Inc., M.C. Arnoni Company, South Hills Disposal Company, Cochran Mill Associates, Inc. and Arnoni Family Partnership) as of December 31, 1995, and the related combined statement of income and retained earnings and combined statement of cash flows for the year then ended, which is included in USA Waste Services, Inc.'s Current Report on Form 8-K/A dated November 15, 1996.



                                        KAPLAN SIPOS & ASSOCIATES
                                        CERTIFIED PUBLIC ACCOUNTANTS



Pittsburgh, Pennsylvania
January 10, 1997